Exhibit 23.2

                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-__________) and related Prospectus of BNP Residential Properties, Inc. for the registration of 146,964 shares of its common stock and to the incorporation by reference therein of our report dated January 10, 2003, except for Notes 5 and 11 as to which the date is March 13, 2003, with respect to the consolidated financial statements and schedule of BNP Residential Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.




                                                     /s/ Ernst & Young LLP


Raleigh, North Carolina
June 13, 2003